Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of November 1, 2016 (the “Effective Date”), by and between DaVita Inc. (“Parent”) and HealthCare Partners, LLC, one of its controlled affiliates (“Employer”, and collectively with Parent, “DaVita”) and Charles G. Berg (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Employment and Duties.  Employer hereby employs Employee to serve as Executive Chair for DaVita Medical Group (“Executive Chair”). Employee accepts such employment on the terms and conditions set forth in this Agreement.  Employee shall report to the Chief Executive Officer of Parent.  Employee agrees to devote approximately half of his business time to the business of Employer and shall not engage in any other business activities during the term of this Agreement that would reasonably be anticipated to materially interfere with Employee’s performance of his duties under this Agreement. Notwithstanding the foregoing, Employer agrees that Employee may continue his work with Justworks, Inc. and Consonance Capital Partners during the term of this Agreement. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2.Compensation.  In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1Base Salary.  Employer shall pay Employee a base salary of one million five hundred thousand dollars ($1,500,000) per annum, less standard withholdings and authorized deductions.  Employee shall be paid consistent with Employer’s payroll schedule.

2.2Benefits.  Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3Discretionary Performance Bonus.  Employee shall be eligible to receive a discretionary performance bonus (the “Discretionary Bonus”) between zero ($0) and one million five hundred thousand dollars ($1,500,000), less standard withholdings and authorized deductions.  The amount of the Discretionary Bonus could exceed $1,500,000 depending on performance.  The amount of the Discretionary Bonus, if any, will be based on Employee’s performance and will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

2.4Sign-On Bonus:  Employer will pay Employee five hundred thousand dollars ($500,000), less standard withholdings and authorized deductions (the “Sign-On Bonus”), within ten (10) days after Employee’s first date of employment with Employer.

2.5Vacation.  Employee shall have vacation, subject to the approval of his direct supervisor.

2.6Employee’s Position on Board of Directors. While this Agreement is in effect, Employee shall not be entitled to any fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit in connection with Employee's position as a Director of Parent.

2.7Compensation or other Property Received in Connection with Director, Officer, Shareholder or Similar Position.  All fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit received by Employee in connection with Employee's position as a director, officer, member, shareholder, partner or any other similar position of any controlled or uncontrolled direct or indirect subsidiary or affiliate of Employer, or other contractual obligor to Employer or any of its subsidiaries or affiliates the obligations of which constitute revenue to Employer or any of its subsidiaries or affiliates and of which Employee beneficially owns or has the right to acquire, directly or indirectly, 10% or more of the equity interests or has the power to vote 10% or more of the voting interests, shall belong to Employer and shall be immediately remitted to Employer.  Notwithstanding the foregoing, this provision shall not apply to any amounts payable to, earned by, received by or otherwise due to Employee as employment compensation from Employer or any of its subsidiaries or affiliates, or any dividends or other distributions received by Employee in Employee’s capacity as a stockholder of Parent.

2.8Indemnification.  Parent agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by and in accordance with Parent’s Certificate of Incorporation, Parent’s By-laws and applicable law. Parent shall maintain a directors’ and officers’ liability insurance policy covering Employee in his capacity as an employee (in addition to his capacity as a member of the Board of Directors of Parent) to the extent Parent provides such coverage to its executive officers. Notwithstanding any provision of this Agreement to the contrary, the obligations under this Section 2.8 (Indemnification) will survive termination of this Agreement or Employee’s employment for any reason.

2.9Reimbursement.  Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.10Changes to Benefit Plans.  Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Charles G. Berg Employment Agreement

2.11Possible Recoupment of Certain Compensation.  Notwithstanding any other provision in this Agreement to the contrary, Employee shall be subject to the written policies of the Board of Directors applicable to executives of the Employer, including without limitation any Board policy relating to recoupment or “claw back” of compensation, as they exist from time to time during the Employee’s employment by the Employer and thereafter.

Section 3.Provisions Relating to Termination of Employment.

3.1Term.  The term of this Agreement will be until October 15, 2017 (the “Term”), unless the parties mutually agree to extend the Term.  Notwithstanding the Term, Employer and Employee shall have the right to terminate this Agreement at any point during the Term in accordance with the terms of this Section 3 (Provisions Relating to Termination of Employment).

3.2Termination for Material Cause.  Employer may terminate Employee’s employment without advance notice for Material Cause (as defined below).  Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 (Base Salary), Section 2.2 (Benefits), and Section 2.9 (Reimbursement) respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. Employee acknowledges and agrees that he will not be eligible for any severance payments or benefits under the DaVita Inc. Severance Plan and/or any other severance plan adopted by Employer (including its subsidiaries and affiliates).

3.3Other Termination.  Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice.  Upon termination pursuant to this Section 3.3 (Other Termination), Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 (Base Salary), Section 2.2 (Benefits), and Section 2.9 (Reimbursement) respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.  Employee acknowledges and agrees that he will not be eligible for any severance payments or benefits under the DaVita Inc. Severance Plan and/or any other severance plan adopted by Employer (including its subsidiaries and affiliates).

3.4.Voluntary Resignation.  Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice.  If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 (Base Salary), Section 2.2 (Benefits), and Section 2.9 (Reimbursement) respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.  In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

Charles G. Berg Employment Agreement

3.5Disability.  Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6Definitions.  For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)“Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b)“Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Parent that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected after a period of ten (10) consecutive days after written notice has been provided to Employee; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7Notice of Termination.  Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5.3 (Notice) hereof.  A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8Effect of Termination.  Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 2.8 (Indemnification), Section 3 (Provisions Relating to Termination of Employment), Section 4 (Noncompetition, Nonsolicitation, and Confidentiality Agreement), and Section 5 (Miscellaneous) shall survive termination of this Agreement.

3.9Payments and benefits under this Agreement are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Internal Revenue Code, and this Agreement shall be construed and interpreted in accordance with such intent.  Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 (Provisions Relating to Termination of Employment) or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy

Charles G. Berg Employment Agreement

for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4:Covenant Not to Compete, Covenant Not to Solicit, and Confidentiality.

4.1Covenant Not to Compete. Employee recognizes and agrees that his covenant not to compete is necessary to insure continuation of the business and reputation of the Employer and that irreparable harm and damage will be done to the Employer if Employee competes with the Employer in certain specified areas. Employee acknowledges that he will be privy to confidential information to which Employee might not otherwise be exposed.

Employee covenants and agrees that during the term of this Agreement and for six (6) months following the termination of this Agreement (the “Restricted Period”), he shall not, as an employee, independent contractor, consultant, or in any other form, provide any of the same or similar services that Employee performed under this Agreement for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any material way with the Employer or any of its subsidiaries or affiliates within the DaVita Medical Group organization anywhere in the states where Employer operates as of the date of termination of Employee’s employment.

Employee understands and acknowledges that the provisions of this Section 4 (Covenant Not to Compete, Covenant Not to Solicit, and Confidentiality), are designed to preserve the business and goodwill of the Employer. Accordingly, if Employee breaches any such obligation, in addition to any other remedies available under this Agreement, at law or in equity, the Employer shall be entitled to enforce this Section 4 (Covenant Not to Compete, Covenant Not to Solicit, and Confidentiality) by injunctive relief and by specific performance of this Section 4 (Covenant Not to Compete, Covenant Not to Solicit, and Confidentiality), such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this Section 4.1 (Covenant Not to Compete) shall limit the Employer’s right to recover any other damages to which it is entitled as a result of Employee’s breach. If any provision of the restrictive covenants contained in this Agreement is held by a court of competent jurisdiction to be unenforceable due to the excessive time period, geographic area, or restricted activity, the restrictive covenant shall be reformed to comply with the time period, geographic area, or restricted activity that would be held enforceable.

Notwithstanding the foregoing, this Section 4.1 (Covenant Not to Compete) will only apply if Employee is no longer serving on the Parent’s Board of Directors during the time period covered by the covenant not to compete (i.e., during the term of this Agreement and for six (6) months following the termination of this Agreement), and the Restricted Period will continue to run during any time period after the termination of this Agreement when Employee is serving on the Board of Directors.

Charles G. Berg Employment Agreement

4.2Covenant Not to Solicit. Employee agrees that during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement, Employee will not contact, communicate with, or correspond with any director, officer, employee, representative, agent or independent contractor of the Parent and its subsidiaries and affiliates (including Employer), in any manner that will interfere with or attempt to disrupt the relationship between the Employer and any such director, officer, employee, representative, agent or independent contractor, including but not limited to the solicitation or encouragement of any employee to leave the employ of the Employer for any reason, or employ any such person in any manner whatsoever, without the prior written consent of the Employer; provided, however, that nothing herein shall prohibit Employee from making a general employment solicitation to the public that does not target any employee or independent contractor of Employer or its subsidiaries and then having contact with and/or employing such employee or independent contractor who responds to such general solicitation or who otherwise independently contacts Employee.

4.3Confidentiality. Employee agrees that all data and information about the Employer’s business, legal affairs, plans, finances, plants, equipment, processes and methods of operation disclosed to, acquired by or developed by Employee during performance of the work hereunder is and shall remain the exclusive property of the Employer. Except for such information and data that has entered the public domain through no fault of Employee or to have been in Employee’s possession prior to disclosure to Employee by the Employer and/or the performance of Employee’s services hereunder, Employee shall during the term of the Agreement and thereafter in perpetuity maintain as confidential and not disclose to third parties or otherwise use, and will enjoin Employee’s employees, agents or subcontractors (as applicable) from using, such information except as duly authorized in the conduct of the Employer’s business or as otherwise authorized in advance in writing signed by the Employer’s Chief Executive Officer (or his successor). Employee agrees that such data and information shall be used by Employee solely for the purpose of performing services for the Employer and not for the benefit of any other person or entity whatsoever.

Section 5.Miscellaneous.

5.1Entire Agreement; Amendment.  This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto.  This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2Assignment; Benefit.  This Agreement is personal and may not be assigned by Employee.  This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

Charles G. Berg Employment Agreement

5.3Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by (i) personal delivery, (ii) a nationally-recognized, next-day courier service, or (iii) first-class registered or certified mail, postage prepaid addressed to Employer at its principal office and to Employee at the address listed on Employee’s invoices, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.4Arbitration.  Any disagreement, dispute or claim arising out of or relating to this Agreement which cannot be settled by the parties hereto shall be resolved by arbitration in accordance with the following provisions:  (a) the forum for arbitration shall be Denver, Colorado, (b) governing law shall be the laws of the State of Colorado, (c) the number of arbitrators shall be one (1), who shall be a retired judge; (d) arbitration shall be administered by JAMS; (e) the rules of arbitration shall be as determined by JAMS, as modified by any other instructions that the parties hereto may agree upon at the time; (f) the award rendered by arbitration shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court of competent jurisdiction in the United States; (g) Employer and Employee shall each pay fifty percent (50%) of the fees and costs charged by the arbitrator and/or JAMS.  Notwithstanding the foregoing, Employer and/or Parent shall be entitled to seek equitable relief from a court of competent jurisdiction for any alleged violation of Section 4 (Covenant Not to Compete, Covenant Not to Solicit, and Confidentiality).

5.5Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable law any right he or it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement.  Each of the parties hereto hereby (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action, seek to enforce the foregoing wavier; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.5 (Waiver of Jury Trial).

5.6Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.7Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

Charles G. Berg Employment Agreement

5.8Legal Counsel.  Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.9Waiver.  The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.10Invalidity of Provision.  In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.11Approval by DaVita Inc. as to Form.  The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

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Charles G. Berg Employment Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE / CHARLES G. BERG

By:	/s/ Kent J. Thiry	By:	/s/ Charles G. Berg
Date:	November 2, 2016	Date:	November 2, 2016

HEALTHCARE PARTNERS, LLC

By:	/s/ Kent J. Thiry
Date:	November 2, 2016

Approved by DaVita Inc. as to Form:

/s/ Kathleen A. Waters
Kathleen A. Waters
Chief Legal Officer

Charles G. Berg Employment Agreement